FOR IMMEDIATE RELEASE	AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS REPORTS THIRD CLOSING OF
CONVERTIBLE NOTE OFFERING, 2009 YEAR END RESULTS AND FISCAL
YEAR 2010 TARGETS

(TUSTIN, CA) April 16, 2010 /PRNewswire – US-based pharmaceutical company Radient Pharmaceuticals Corporation (NYSE - AMEX: RPC - News) announced today the third and final closing of its 12% Convertible Promissory Note (“Note”) and Warrant (“Warrant”) financing.  In the third closing, RPC sold an additional $3,957,030 in aggregate principal amount of Notes.   When combined with the first and second closings, that total aggregate principal amount of Notes was in excess of $10,400,000.  The net proceeds for the third closing were approximately $2,310,000.  Warrants to purchase 4,705,657 shares of RPC common stock were also issued as a part of the third closing.  The terms of the Notes and the Warrants are substantially similar to the terms of the Notes and Warrants issued in the first and second closings, except that the exercise price of the warrants issued in the third closing was $.69 per share.

According to Mr. Douglas MacLellan, Chairman and CEO of Radient Pharmaceuticals, “This latest financing provides RPC with what we believe is adequate capital to allow RPC to accelerate Onko-Sure cancer test sales in such a manner we will reach cash flow positive operations by the end of the third quarter of 2010. Our steadfast focus is to achieve our 2010 sales and earnings goals for Onko-Sure. RPC projects approximately $7.6 million in Onko‐Sure test kit and CLIA lab testing services sales by year‐end 2010 with approximately $3.2 million in net earnings.”

RPC also announced its audited results and the filing of its Form 10‐K with the Securities and Exchange Commission (“SEC”) for fiscal year ended December 31, 2009 and its fiscal year 2010 financial targets.  For the 12-month period ending December 31, 2009, RPC reported net revenues of approximately $8.6 million compared with revenues of $23.7 million in the same period FY2009.  The decrease was primarily due to the sale of one of its operating subsidiaries in China in June FY2009 and the eventual deconsolidation of operations in China.  For FY2009 RPC’s net loss was $16.6 million or ($1.00) per share compared to a net loss of $2.5 million or ($0.06) per share in FY2008.  The FY2009 net loss included a one-time $1.95 million loss on deconsolidation and a $4.1 million loss on discontinued operations.

Going Concern Qualification
RPC’s Annual Report on Form 10‐K included an audit opinion with a "going concern" explanatory paragraph which expresses doubt, based upon current financial resources, as to whether AMDL can meet its continuing obligations without access to additional working capital. The Company intends to raise additional capital and pursue expense reductions to ensure its ongoing financial viability. This disclosure is in compliance with the NYSE-AMEX Company Guide Rule 610(b) requiring a public announcement of the receipt of an audit opinion that contains a going concern qualification and does not reflect any change or amendment to the consolidated financial statements as filed. Further information regarding the going concern qualification is contained in AMDL's Annual Report on Form 10‐K for the year ended December 31, 2009.

FY2010 Monetization Initiatives
As previously announced, Radient Pharmaceuticals’ executive management is aggressively working to monetize certain assets through the combination of strategic partnerships which are already in discussion; separate initial public offerings (IPO); and/or through the sale of an asset.  Specifically, RPC is confident its China‐based subsidiary, Jade Pharmaceuticals Inc. (JPI), offers a promising future and earlier this week announced it expects JPI will be contractually positioned to move forward with the completion of a sale or financing by the end of the third quarter 2010. RPC currently owns approximately 98% of JPI, which as part of RPC’s deconsolidation process, is noted as a special asset on RPC’s balance sheet and valued at approximately US$20 million as September 30, 2009.

In addition to JPI, RPC holds 100% ownership of its proprietary cancer vaccine therapy technology — Combined Immune Therapy (“CIT”), and announced earlier this week RPC has entered into an exclusive 5‐year collaboration agreement with Jaiva Technologies to initiate clinical trials for CIT through clinical laboratories, hospitals and physicians in India. Additionally, under the terms of the agreement Jaiva will support RPC in securing Indian government approval for the use of CIT as a cancer therapy and vaccine throughout the country.

Lastly, RPC continues to hold 100% ownership of its Elleuxe® brand of advanced skin care products, with proprietary formulations that include human placenta extract ingredients sourced from the Company’s China-based JPI subsidiary.  RPC expects to commercialize this product through strategic partnerships.

Onko‐Sure™ Product Commercialization
As previously announced, Radient Pharmaceuticals began commercializing its regulatory‐approved Onko‐Sure™ IVD cancer test in FY2009.  Over the last quarter, RPC executive management made the decision to focus its business efforts solely on international sales of Onko-Sure.  The team completed a revised 5-year business strategy and plan with product sales goals of at minimum $100 million by year-end 2014.  In FY2010, RPC anticipates approximately $7.6 million in gross revenues for Onko-Sure with approximately $3.2 million in net earnings.  With its revised business strategy and plan; accelerated market traction; recent financing activities; current distribution partnerships; and the completion of additional pending international distribution agreements, RPC anticipates profitability by the end of the third quarter FY2010.

Onko‐Sure™ FY 2010 Distribution Plan
Earlier this week, RPC announced its newest distribution agreements with GenWay Biotech for the marketing, sales and distribution of Onko-Sure specifically in Russia, the former Soviet Republics and Greece.  RPC continues to gain market acceptance with its IVD division, which currently holds distribution partnerships with GenWay Biotech, Precision Diagnostics Laboratories, Grifols International and Tarom Applied Technologies, Ltd.

For FY2010, RPC intends to secure distribution partnerships with at least 15 global distributors representing at minimum 30 international markets with significant demand for cancer screening, diagnostic and monitoring tools that have the potential to improve the quality of life and mortality for at risk populations.  Under the terms of RPC’s standard distributor partnership agreement, each distributor is responsible for the expense associated with, and execution of, all product marketing and sales efforts.  Sales are targeted to thought-leaders, physicians and clinicians in oncology working at regional hospitals, clinics, laboratories.

Onko‐Sure™  Cancer Test Kits
Onko‐Sure is a simple, non‐invasive, patent‐pending and regulatory‐approved in vitro diagnostic test that enables physicians and their patients to effectively monitor and/or detect 14 different types of cancers by measuring the accumulation of specific breakdown products in the blood called Fibrin and Fibrinogen Degradation Products (FDP). FDP levels rise dramatically with the progression of cancer. Onko‐Sure is approved by the US FDA and Korean FDA for the monitoring of colorectal cancer; by Health Canada as a lung cancer screen and cancer monitoring tool; and by the European Union and Taiwan as a general cancer screen. According to ReportLinker, the worldwide IVD oncology market is estimated to exceed $15.6 billion in the next 5 years, offering strong product revenue potential for Onko‐Sure.

Also, according to the American Cancer Society, 1 in 8 deaths worldwide is due to cancer, and globally, cancer causes more deaths than AIDS, tuberculosis, and malaria combined. It is the 2nd cause of death in economically developed countries and the 3rd leading cause of death in developing countries; and imposes a substantial burden on the world economy. Medical and related non‐medical costs associated with new cancer cases in 2009 are estimated to be US$217 billion with lost productivity as a result of time out of work accounting for an additional US$69 billion, according to a new report from the Economist Intelligence Unit and American Cancer Society. The number of new cancer cases globally is expected to climb to almost 17 million by FY2020 from just under 13 million today as the population ages and the disease cuts an ever‐wider path through emerging economies.

RPC 2010 Onko-Sure Development Initiatives
RPC has also initiated development of the next-generation version and rapid test version of its Onko-Sure™ IVD cancer test.  Additional FY2010 strategic activities supporting RPC’s 5-year strategy and plan for Onko-Sure are as follows:

•
Accelerate engagement with Mayo Clinic, the University of Pennsylvania, the Royal North Beach Hospital in Australia, and other internationally recognized hospitals to advance research and development for the next-generation version of Onko-Sure;

•	Initiate US FDA approval process for the next-generation version of Onko-Sure;

•	Initiate international regulatory clinical trials to validate detection of additional cancer types;

•	Author and publish in-house and/or independently developed scientific research to underwrite product validation and drive market awareness and education;

•	Complete new US and Asian-Pacific partnerships to launch general cancer screening and testing through CLIA-approved laboratories; and,

•	Finalize RPC’s medical advisory board in support of the long-term growth of RPC and its Onko-Sure IVD cancer test products.

For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.Radient-Pharma.com. For Investor Relations information contact Kristine Szarkowitz at kszarkowitz@Radient-Pharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is an integrated pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, and premium skin care products.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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